Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

August 4, 2023

Leo Holdings Corp. II

Albany Financial Center, South Ocean Blvd, Suite #507

P.O. Box SP-63158

New Providence, Nassau, The Bahamas

Ladies and Gentlemen:

We have acted as special legal counsel to Leo Holdings Corp. II, a Cayman Islands exempted company (“Leo”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 7, 2023 pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as the same may be amended or supplemented, is hereafter referred to as the “Registration Statement”), relating to the Agreement and Plan of Merger, dated January 12, 2023 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Leo, Glimpse Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), Glimpse Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), and World View Enterprises Inc., a Delaware corporation (“World View”). Pursuant to the Business Combination Agreement, Leo will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware (the “Domestication”) by effecting a deregistration under Section 206 to 209 of the Cayman Islands Companies Act (As Revised) and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication simultaneously with a certificate of incorporation with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Domestication is subject to the approval of the shareholders of Leo. We refer herein to Leo following effectiveness of the Domestication as “New World View.”

Promptly following the consummation of the Domestication, (i) Merger Sub I will merge with and into World View (the “First Merger”), with World View being the surviving corporation of the First Merger (the time that the First Merger becomes effective being referred to as the “Effective Time”), (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, World View will merge with and into Merger Sub II (the “Second Merger”), with Merger Sub II being the surviving company in the Second Merger and continuing as a direct, wholly-owned subsidiary of Leo.

In connection with the Domestication, the day prior to the Effective Time (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share, of Leo (the “Class A Ordinary Shares”) will convert automatically by operation of law, on a one-for-one basis, into shares of common stock, par value $0.0001 per share of New World View (the “New World View Common Stock”); (ii) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of Leo (the “Class B Ordinary Shares”) will convert automatically by operation of law, on a one-for-one basis, into shares of New World View Common Stock; (iii) each issued and outstanding whole warrant of Leo to purchase Class A Ordinary Shares (the “Warrants”) will be converted automatically into a warrant to purchase one share of New World View Common Stock (the “New World View Warrants”) at an exercise price of $11.50 per share on the terms and conditions set forth in that certain Warrant Agreement, dated as of January 12, 2021, by and among Leo and Continental Stock Transfer & Trust

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Leo Holdings Corp II.

Company, as warrant agent (the “Warrant Agreement”); and (iv) each issued and outstanding unit of Leo that has not been previously separated into the underlying Class A Ordinary Share and underlying one-quarter of one Warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New World View Common Stock and one-quarter of one New World View Warrant. Following the Domestication and in connection with the consummation of the Business Combination, New World View will also issue shares of New World View Common Stock to holders of certain securities of World View (the “Rollover Holders”) in exchange for such securities.

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of (i) 40,985,237 shares of New World View Common Stock, representing (a) 4,575,964 shares to be issued to the holders of Class A Ordinary Shares (including those currently held in the form of units of Leo), (b) 9,375,000 shares to be issued to the holders of Class B Ordinary Shares, and (c) up to 27,034,273 shares to be issued to the Rollover Holders (the “Consideration Shares”); (ii) 16,041,667 shares of New World View Common Stock to be issued upon the exercise of the New World View Warrants (the “Warrant Shares”); and (iii) 16,041,667 New World View Warrants to be issued to the holders of Warrants (including those currently held in the form of units of Leo).

In connection with the preparation of this opinion, we have, among other things, read:

(a)	a copy of the Business Combination Agreement;

(b)	the Registration Statement;

(c)

the form of proposed certificate of incorporation of New World View, to be filed with the Delaware Secretary of State (the “Certificate of Incorporation”), in the form filed as Exhibit 3.3 to the Registration Statement;

(d)	the form of proposed Bylaws of New World View, to be adopted by New World View in connection with the Domestication (the “Bylaws”), in the form filed as Exhibit 3.4 to the Registration Statement;

(e)

the form of proposed certificate of corporate domestication of Leo, to be filed with the Delaware Secretary of State (the “Certificate of Domestication”), in the form filed as Exhibit 4.6 to the Registration Statement;

(f)	a copy of the Warrant Agreement, including the specimen certificate; and

(g)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of Leo and others as to factual matters.

Leo Holdings Corp II.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion, we advise you that:

1.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the issued and outstanding Class A Ordinary Shares (including those currently held in the form of units of Leo) and Class B Ordinary Shares will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of New World View Common Stock.

2.

Upon (i) the effectiveness of the Domestication, (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State and (iii) the exercise by the holders of New World View Warrants and the payment of the exercise price for the Warrant Shares pursuant to the Warrant Agreement, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

3.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, each issued and outstanding New World View Warrant will be a valid and binding obligation of New World View, enforceable against New World View in accordance with its terms under the laws of the State of New York.

4.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the Consideration Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable.

In addition, in rendering the foregoing opinions we have assumed that:

(a)

Prior to effecting the Domestication and prior to the issuance of securities by New World View: (i) the shareholders of Leo will have approved, among other things, the Domestication; and (ii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained; and

(b)

The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Section 103 of the DGCL, that no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of Leo with the Delaware Secretary of State and that Leo will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation.

In rendering this opinion, we have relied upon the opinion of Maples and Calder, dated December 29, 2020, filed as Exhibit 5.2 to the registration statement on Form S-1 filed by Leo on December 29, 2020.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law),

Leo Holdings Corp II.

(iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the DGCL or the laws of the State of New York. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the DGCL be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS LLP